Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NAVITAS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us, or “our” refer to the business of Navitas and its subsidiaries prior to the consummation of the Business Combination. Throughout this section, unless otherwise noted, “Navitas” refers to Navitas Semiconductor Limited and its consolidated subsidiaries.

This discussion contains forward-looking statements that are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and those set forth under “Risk Factors” in the Amended Report and other filings we make with the SEC from time to time.

Overview

Founded in 2013, Navitas is a developer of gallium nitride power integrated circuits that provide superior efficiency, performance, size and sustainability relative to existing silicon technology. Our solutions offer faster charging, higher power density and greater energy savings compared to silicon-based power systems with the same output power. By unlocking this speed and efficiency, we believe we are leading a revolution in high-frequency, high-efficiency and high-density power electronics to electrify our world for a cleaner tomorrow. We maintain operations around the world, including the United States, Ireland, Hong Kong, China, Taiwan and the Philippines, with principal executive offices in Dublin, Ireland.

We design, develop and market gallium nitride (“GaN”) power integrated circuits (“ICs”) used in power conversion and charging. Power supplies incorporating our products may be used in a wide variety of electronics products including mobile phones, consumer electronics, data centers, solar inverters and electric vehicles. We utilize a fabless business model, working with third parties to manufacture, assemble and test our designs. Our fabless model allows us to run the business today with minimal capital expenditures.

Our go-to-market strategy is based on partnering with leading manufacturers and suppliers through focused product development, addressing both mainstream and emerging applications. We consider ourselves to be a pioneer in the GaN market with a proprietary, proven GaN power IC platform that is shipping in mass production to tier-1 companies including Dell, Lenovo, LG, Xiaomi, OPPO and Amazon. Most of the products we ship today are used primarily as components in mobile device chargers. The majority of charger manufacturers we ship to today are in China, supporting major international mobile brands. Other emerging applications will be addressed in China, other parts of Asia, and worldwide.

In support of our technology leadership, we have formed relationships with numerous Tier 1 manufacturers and suppliers over the past seven years, gaining significant traction in mobile and consumer charging applications. We are developing next-generation fast chargers with 90% of the top 10 world-wide mobile OEMs using Navitas GaN power ICs. In addition, our customers have introduced over 135 GaN chargers into mass production, with an additional 150 GaN chargers in development across all of our mobile customers world-wide. Moreover, our supply chain partners have committed significant manufacturing capacity in excess of what we consider to be necessary to support our continued growth and expansion.

The core strength of our business lies in our industry leading IP position in GaN Power ICs. Navitas invented the first commercial GaN Power ICs and along the way we patented many fundamental circuit elements which are needed in most power systems from 10 W to 100 kW. Today, we have over 120 patents that are issued or pending.

In addition to our comprehensive patent portfolio, our biggest proprietary advantage is our process design kit (PDK), the ‘how-to’ guide for designers to create new GaN based device and circuits. Our GaN power IC inventions and intellectual property translate across all of our target markets from mobile, consumer, EV, enterprise, and renewables. We evaluate various complementary technologies and look to improve our PDK, in order to keep introducing newer generations of GaN technology. In 2020, we spent approximately 110% of our revenue on research and development. Navitas’ research and development activities are located primarily in the US and China. As of 2020, we had approximately 55 full-time personnel in our research & development team, with approximately 55% with advanced degrees (PhD and MS).

Business Combination Agreement

On October 19, 2021, Navitas consummated its Business Combination contemplated by the Business Combination Agreement. The Business Combination was effected by way of (i) a tender offer to acquire the entire issued share capital of Navitas Ireland (other than Navitas Ireland Restricted Shares) in exchange for the Tender Offer Consideration and (ii) the merger of Merger Sub with and into Navitas Delaware, with Navitas Delaware surviving the Merger as a wholly owned subsidiary of the Company, and as a result of the Tender Offer and the Merger, Legacy Navitas became a wholly owned direct subsidiary of LOKB. In connection with the Business Combination, the Company changed its name from Live Oak Acquisition Corp. II to “Navitas Semiconductor Corporation.”

The Business Combination was accounted for as a reverse recapitalization in accordance with US GAAP. Under the guidance in ASC 805, LOKB was treated as the “acquired” company for financial reporting purposes. The most significant change in the successor’s future reported financial position and results is the net increase in cash of approximately of $325 million, after stockholder redemptions of $101.4 million permitted under the Business Combination Agreement and prior to the payment of non-recurring transaction costs and other payments that totaled approximately $41 million.

Results of Operations

Revenue

We design, develop and manufacture GaN ICs. Our revenue represents the sale of semiconductors through specialized distributors to original equipment manufacturers (“OEMs”), their suppliers and other end customers.

Our revenues fluctuate in response to a combination of factors, including the following:

•	our overall product mix and sales volumes;

•	gains and losses in market share and design win traction;

•	pace at which technology is adopted in our end markets;

•	the stage of our products in their respective life cycles;

•	the effects of competition and competitive pricing strategies;

•	availability of specialized field application engineering resources supporting demand creation and end customer adoption of new products;

•	achieving acceptable yields and obtaining adequate production capacity from our wafer foundries and assembly and test subcontractors;

•	market acceptance of our end customers’ products; governmental regulations influencing our markets; and

•	the global and regional economic cycles.

Our product revenue is recognized when the customer obtains control of the product and the timing of recognition is based on the contractual shipping terms of a contract. We provide a non-conformity warranty which is not sold separately and does not represent a separate performance obligation. The majority of our product revenue originates from sales shipped to customer locations in Asia.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of semiconductors purchased from subcontractors, including wafer fabrication, assembly, testing and packaging, manufacturing support costs, including labor and overhead (which includes depreciation and amortization) associated with such purchases, final test and wafer level yield fallout, consumables, and shipping costs. Cost of goods sold also includes compensation related to personnel associated with manufacturing.

Research and Development Expense

Costs related to research, design, and development of our products are expensed as incurred. Research and development expense consists primarily of pre-production costs related to the design and development of our products and technologies, including costs related to employee compensation, benefits and related costs of sustaining our engineering teams, project material costs, third party fees paid to consultants, prototype development expenses, and other costs incurred in the product design and development process.

Selling, General and Administrative Expense

Selling, general and administrative costs include employee compensation, including compensation and benefits for executive, finance, business operations, field application engineers and other administrative personnel. In addition, it includes marketing and advertising, IT, outside legal, tax and accounting services, insurance, and occupancy costs and related overhead based on headcount. Selling, general and administrative costs are expensed as incurred.

Interest Expense

Interest expense primarily consists of cash interest under our term loan facility.

Income Taxes

We are a dual domesticated corporation for Ireland and U.S. federal income tax purposes. Refer to Note 11, Provision for Income Taxes, in our accompanying financial statements elsewhere in this proxy statement/prospectus.

Results of Operations

The table and discussion below present our results for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Change $	Change %	Nine Months Ended September 30,		Change $	Change %
(dollars in thousands)	2021	2020			2021	2020
Revenue	$5,631	$3,500	$2,131	61%	$16,398	$7,196	$9,202	128%
Cost of goods sold	3,032	2,184	848	39%	8,962	5,027	3,935	78%

Gross profit	2,599	1,316	1,283	97%	7,436	2,169	5,267	243%

Operating expenses:
Research and development	5,804	3,062	2,742	90%	16,325	8,142	8,183	101%
Selling, general and administrative	3,550	2,241	1,309	58%	23,713	5,624	18,089	322%

Total operating expenses	9,354	5,303	4,051		40,038	13,766	26,272

Loss from operations	(6,755)	(3,987)			(32,602)	(11,597)
Interest expense, net	(75)	(63)	(12)	19%	(199)	(172)	(27)	16%

Loss before income taxes	(6,830)	(4,050)			(32,801)	(11,769)
Income tax expense	13	—	13	—%	37	6	31	517%

Net loss	$(6,843)	$(4,050)	$(2,793)	69%	$(32,838)	$(11,775)	$(21,063)	179%

Comparison of the Three Months ended September 30, 2021 and 2020

Revenue

Revenue for the three months ended September 30, 2021 was $5.6 million compared to $3.5 million for the three months ended September 30, 2020, an increase of $2.1 million, or 61%. The increase reflected expansion of product and end-customer base and total sales volumes increasing 103%, from 3.0 million to 6.1 million GaN ICs shipped.

Cost of Goods Sold

Cost of goods sold for the three months ended September 30, 2021 was $3.0 million, an increase of $0.8 million or 39% compared to the three months ended September 30, 2020. The increase was primarily driven by significant revenue growth, partially offset by lower costs on second generation (“Gen 2”) and third generation (“Gen 3”) products launched into production the second half of 2020 and second half of 2021, respectively. Gen 2 provided consistent manufacturing yields in excess of 90%, while Gen 3 improved energy savings by up to an additional 10% compared to prior generations, as well as further reduced external component counts and shrank system footprints.

Research and Development Expense

Research and development expense for the three months ended September 30, 2021 of $5.8 million increased by $2.7 million, or 90%, when compared to the three months ended September 30, 2020, primarily driven by increases in headcount, resulting in $1.7 million higher compensation costs, along with an increase of $1.0 million in non-compensation costs related to new applications and reliability expenses devoted to next generation product development. We expect research and development expense to continue to increase as we grow our headcount to support our expansion into new applications.

Selling, General and Administrative Expense

Selling, general and administrative expense for the three months ended September 30, 2021 of $3.6 million increased by $1.3 million, or 58%, when compared to the three months ended September 30, 2020. The increase is due to a $0.4 million increase in compensation costs related to growth in headcount along with a $0.9 million increase in other costs of growing the business. We expect selling, general and administrative costs to increase to support our growth and as a result of the administrative costs of the expected merger and increased costs for infrastructure required as a public company.

Interest Expense

Interest expenses for the three months ended September 30, 2021 of $75 thousand increased by 19%, when compared to the three months ended September 30, 2020, primarily due to higher outstanding debt.

Income Tax Expense

Income tax expenses for the three months ended September 30, 2021 increased by $13 thousand when compared to the three months ended September 30, 2020. We expect our tax rate to remain close to zero in the near term due to full valuation allowances against deferred tax assets.

Comparison of the Nine Months ended September 30, 2021 and 2020

Revenue

Revenue for the nine months ended September 30, 2021 was $16.4 million compared to $7.2 million for the nine months ended September 30, 2020, an increase of $9.2 million, or 128%. The increase reflected the achievement of expansion of product and end-customer base and total sales volumes increasing 187%, from 6.1 million to 17.5 million GaN ICs shipped.

Cost of Goods Sold

Cost of goods sold for the nine months ended September 30, 2021 was $9.0 million, an increase of $3.9 million or 78% compared to the nine months ended September 30, 2020. The increase was primarily driven by significant revenue growth, partially offset by lower costs on second generation (“Gen 2”) products launched in the second half of 2020 combined with third generation (“Gen 3”) products launched in 2021 that represented the majority of cost of goods sold. Gen 2 provides consistent manufacturing yields in excess of 90%, while Gen 3 improved energy savings by up to an additional 10% compared to prior generations, as well as further reduced external component count and shrank system footprints .

Research and Development Expense

Research and development expense for the nine months ended September 30, 2021 of $16.3 million increased by $8.2 million, or 101%, when compared to the nine months ended September 30, 2020, primarily driven by increases in headcount and stock based compensation resulting in $4.3 million and $1.7 million higher compensation costs, respectively, along with an increase of $2.2 million in non-compensation costs related to new applications and reliability expenses devoted to next generation product development. We expect research and development expense to continue to increase as we grow our headcount to support our expansion into new applications.

Selling, General and Administrative Expense

Selling, general and administrative expense for the nine months ended September 30, 2021 of $23.7 million increased by $18.1 million, or 322%, when compared to the nine months ended September 30, 2020. The increase is primarily due to a $12.8 million increase in stock-based compensation, of which $12.6 million was related to rescinded restricted stock grants, a $2.2 million increase in compensation costs related to growth in headcount and a $3.1 million increase in other costs of growing the business. We expect selling, general and administrative costs to increase to support our growth and as a result of the administrative costs of the expected merger and increased costs for infrastructure required as a public company.

Interest Expense

Interest expenses for the nine months ended September 30, 2021 of $199 thousand increased by 16%, when compared to the nine months ended September 30, 2020, primarily due to higher outstanding debt.

Income Tax Expense

Income tax expenses for the nine months ended September 30, 2021 increased by $31 thousand when compared to the nine months ended September 30, 2020. We expect our tax rate to remain close to zero in the near term due to full valuation allowances against deferred tax assets.

Liquidity and Capital Resources

Our primary use of cash is to fund operating expenses, which consist primarily of research and development expenditures, working capital requirements related to inventory, accounts payable and accounts receivable, and selling, general and administrative expenditures. In addition, we use cash to fund our debt service obligations, and purchases of capital and software assets.

We expect to continue to incur net operating losses and negative cash flows from operations and we expect our research and development expenses, general and administrative expenses and capital expenditures will continue to increase. We expect our expenses and capital requirements to increase in connection with our ongoing initiatives to expand our operations, product offerings and end customer base.

We have derived our liquidity and capital resources primarily from the issuance and sale of convertible preferred stock. Through September 30, 2021, we had raised $110.9 million from preferred stockholders, including $53.1 million from the issuance of Navitas Ireland Series B-2 Preferred Shares in 2020. We have also raised funds from term loans from multiple sources, of which $7.7 million is outstanding as of September 30, 2021. The term loan principal balance is payable in monthly installments of $0.27 million, which began in September 2021.

As of September 30, 2021, we had cash and cash-equivalents of $11.1 million. We currently use cash to fund operations, meet working capital requirements, for capital expenditures and strategic investments.

The Company raised approximately $325 million of proceeds in the Business Combination transaction, including funds from the Trust Account net of redemptions and proceeds from the PIPE Offering. Subsequent to the Business Combination on October 19, 2021, the Company has additional access to capital resources through public market transactions and we expect our historical focus on near-term working capital and liquidity to shift to more strategic and forward-looking capital optimization plans. We believe that the influx of capital from the Business Combination is sufficient to finance our operations, working capital requirements and capital expenditures for the foreseeable future.

We expect our operating and capital expenditures to increase as we increase headcount, expand our operations and grow our end customer base. If additional funds are required to support our working capital requirements, acquisitions or other purposes, we may seek to raise funds through additional debt financing or from other sources. If we raise additional funds through the issuance of equity, the percentage ownership of our equityholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing equityholders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and would also require us to incur interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

Cash Flows

The following table summarizes our consolidated cash flows for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,

	2021	2020

	(in thousands)
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(24,792)	$(12,785)
Net cash used in investing activities	(2,525)	(223)
Net cash (used in) provided by financing activities	(476)	53,991

We derive liquidity primarily from debt and equity financing activities. As of September 30, 2021, our balance of cash and cash equivalents was $11.1 million, which is a decrease of $27.8 million or 72% compared to December 31, 2020. Our total outstanding debt principal balance as of September 30, 2021 was $7.7 million, an increase of $1.7 million from the total debt outstanding at December 31, 2020.

Operating Activities

For the nine months ended September 30, 2021, net cash used in operating activities was $24.8 million, which primarily reflects a net loss of $32.8 million, adjusted for non-cash share-based compensation of $14.8 million and increases in aggregate receivable and inventory balances of $9.7 million.

For the nine months ended September 30, 2020, net cash used in operating activities was $12.8 million, which included a net loss of $11.8 million and a decrease in cash of $1.5 million due to changes in net operating assets.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2021 of $2.5 million was primarily due to $0.7 million cash consideration paid for an asset acquisition, $0.6 million contributed towards a joint venture and $1.2 million for purchases of fixed assets.

Net cash used in investing activities for the nine months ended September 30, 2020 of $223 thousand was primarily due to the purchase of fixed assets.

Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2021 of $0.5 million was the result of payments of deferred offering costs of $2.5 million, $1.7 million of net borrowing and $0.3 million of proceeds from the exercise of stock options.

Net cash provided by financing activities for the nine months ended September 30, 2020 of $54.0 million was primarily the result of $52.8 million of net proceeds from the issuance of convertible preferred equity and a $1.2 million increase in net borrowings.

Contractual Obligations, Commitments and Contingencies

In the ordinary course of business, Navitas enters into contractual arrangements that may require future cash payments. The following table sets forth information related to anticipated future cash payments as of September 30, 2021:

(in thousands)	Remainder of 2021	2022	2023	2024	2025	Thereafter	Total
Operating lease obligations	$275	$911	$530	$154	$—	$—	$1,870
Debt obligations payable	800	3,200	3,200	533	—	—	7,733
Interest on debt obligations1	75	222	92	2	—		391

Total	$1,150	$4,333	$3,822	$689	$—	$—	$9,994

[1]	Interest is projected based on current rates and scheduled principal payments.

Off-Balance Sheet Commitments and Arrangements

As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in accordance with U.S. GAAP requires our management to make judgments, assumptions and estimates that affect the amounts reported in our accompanying consolidated financial statements and the accompanying notes included elsewhere. Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain.

Our most critical accounting estimates include revenue recognition and the assumptions used in the determination of share-based compensation.

Revenue Recognition

Revenue is recognized when a customer obtains control of products or services in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements within the scope of ASC 606, we perform the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) we satisfy performance obligations. We recognize revenue when the control of the promised goods or services is transferred to customers in an amount that reflects the consideration we expect to receive in exchange for such goods or services.

The majority of our revenue is derived from the sale of semiconductor products. In determining the transaction price, we evaluate whether the price is subject to refund or adjustment to determine the net consideration to which we expect to be entitled.

Revenue is recognized when control of the product is transferred to the customer (i.e., when our performance obligation is satisfied), which is defined by the commercial terms of each purchase but typically occurs at shipment. In determining whether control has transferred, we consider if there is a present right to payment and legal title, and whether risks and rewards of ownership have transferred to the customer. Refer to Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for additional discussion of our revenue recognition policy.

Share-Based Compensation

The fair value of stock option awards to employees and restricted stock awards to non-employees with service based vesting conditions is estimated using the Black-Scholes option pricing model. The value of an award is recognized as expense over the requisite service period in the consolidated statements of operations. The option pricing model requires management to make assumptions and to apply judgment in determining fair value of the awards. The most significant assumptions and judgments include the expected volatility, risk-free interest rate, expected dividend rate and expected term of the award.

As there has been no public market for our common stock to date, the estimated fair value of our common stock has historically been determined by our board of directors, with input from management, and considering our most recently available third-party valuation of our common stock. The board of directors has determined its fair value at the time of grant of the option by considering a number of objective and subjective factors, including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, among other factors. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation. The fair value of our common stock was derived by first determining the equity value of our company. The equity value of our company was historically determined using the market approach by reference to the closest round of equity financing, if any, preceding the date of valuation and analysis of the trading values of publicly traded companies deemed comparable to us. In allocating the equity value of our company among various classes of stock, we used an option pricing model (“OPM”). The OPM takes into account our classes of equity, dividend policy and conversion rights to determine how proceeds from a liquidity event shall be distributed among the various ownership classes at a future date. The OPM arrives at a final estimated fair value per share of the common stock before a discount for lack of marketability is applied.

Beginning with the common stock valuation, as of February 2021, the equity value of our company was determined using the probability weighted expected return method (“PWERM”) approach, which assigns a probability or weighting to valuations determined under distinct scenarios. The February 12, 2021 valuation incorporated two scenarios under the PWERM method. The first scenario is a stay-private scenario in which the estimated current enterprise value was allocated to the various securities using an OPM, reflecting the rights and preferences for each security (i.e., convertible notes, preferred equity, common equity, options and warrants). The second scenario was a form of PWERM in which a single future exit event, a near-term IPO, was assumed. Under this scenario the future total enterprise value at the near-term IPO date was allocated to various equity and equity-linked securities using a common stock equivalent method reflecting as-converted common stock equivalents for each security class, since, upon an IPO, these outstanding equity-linked securities will convert into common stock. The future value of each security is then discounted to the valuation date.

In addition to considering the results of these third-party valuations, we considered various objective and subjective factors to determine the fair value of our common stock as of each grant date. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment, including the probability and timing of liquidity events. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could be materially different. The fair value of the underlying common stock will be determined by the board of directors until such time as our common shares are listed on an established stock exchange. The fair value of the Company’s common stock ranged from $0.22 per share in June 2019 to $1.16 per share in the second half of 2020 to $10.53 per share as of August 25, 2021, the date of the most recent contemporaneous valuation report and the Company’s most recent equity grants.

Recent Developments

Navitas is pursuing key strategic initiatives, including bringing to market multiple generations of GaN technology that enhance our margin profile and continually evaluating acquisition opportunities that are complementary to our existing portfolio and increase power semiconductor content in our targeted applications. See “Information about Navitas — Company Strategy.” Consistent with these key strategic initiatives, Navitas recently entered into a partnership with a manufacturer of power management ICs to develop products and technology relating to ac-dc converters. Structured as a joint venture, Navitas’ initial contribution to the partnership will be the sale of its GaN integrated circuit die at cost & non-material expenses to contribute to the operating expenses of the partnership in exchange for a minority interest, with the right to acquire the balance of the joint venture based on the future results of the partnership (among other rights and obligations).

Recently Issued and Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our financial statements.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, following the Business Combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make common stock less attractive to investors.